Exhibit 10.10(d)
                               SECOND AMENDMENT TO
                                  DEED OF LEASE

           THIS SECOND AMENDMENT TO DEED OF LEASE ("Second Amendment") is dated as of November 20, 1998, between the WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY, a West Virginia statutory corporation (statutory successor to the West Virginia Industrial and Trade Jobs Development Corporation pursuant to West Virginia code & 5C-3-3(c) and then & 31-15-3(a)), as "Lessor," and AMERICAN WOODMARK CORPORATION, a Virginia corporation, as "Lessee," and recites:

                           RECITALS

         A. Lessor and Lessee are parties to a certain Deed of Lease dated July 9,1987 covering certain "Property" located in South Fork District, Hardy County, West Virginia, recorded in the office of the Clerk of the County Commission of Hardy County, West Virginia, in Deed Book 195, at page 208, and amended by the Amendment to Deed of Lease dated March 30,1992, recorded in the office of the Clerk of the County Commission of Hardy County, West Virginia, in Deed Book 217, at page 484 (as amended, the "Lease").

         B. The undersigned desire and intend hereby to make a Second Amendment to the Lease as hereinafter set forth:

AMENDMENT:

          NOW, THEREFORE, in consideration of those promises and other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned agree as follows:

          1. Schedules B (BASIC RENT AND BASIC RENT PAYMENT DATES) and C (Applicable Purchase Price) to the Lease are deleted in their entirety and new Schedules B and C attached hereto arc substituted therefor.

          2. Section 24, (a) of the Lease is amended and restated to read as follows:
                 24. Security Deposit.

                  (a)     Lessee shall maintain throughout the term of
          the
          Lease, as security for its performance under the Lease, an irrevocable letter of credit issued by a bank acceptable to Lessor in an amount equal to the lesser of (i) $1,164,175.25 or (ii) an amount equal to 20% of the value of the Lease as evidences by Schedule B as of the first day of August each year. The Letter of Credit shall provide that it is available by draft at sight on the issuer when accompanied by the signed statement of Lessor, in the form provided by the Letter of Credit, certifying that either (i) the Lessee has defaulted in payment under the Lease (specifying the default and the amount owing, making demand for same and specifying deposit or wire transfer information applicable to Lessor) or (ii) the Lessee has failed to cause the Letter of Credit to be extended or replaced (making demand for the full amount of the Letter of Credit and specifying the deposit or wire transfer information applicable to Lessor).

          3. Lessee confirms all representations and warranties made by
          Lessee in the Lease.

          4. Except as hereinafter set forth, the Lease shall remain in full force and effect and is hereby ratified and confirmed.

          WITNESS the following duly authorized signatures and seats.


                                     LESSOR:

                                     WEST VIRGINIA ECONONUC
                                     DEVELOPMENT AUTHORITY

                            By:    David A. Warner
                              Its: Executive Director


                            LESSEE:
                            AMERICAN WOODMARK CORPORATION

                            By:    Glenn Eanes
                              Its: Treasurer

STATE OF WEST VIRGINIA,
COUNTY OF KANAWHA, to-wit:

          The foregoing instrument was acknowledged before me this 20th day of November, 1998 by David A. Warner, Executive Director of the West Virginia Economic Development Authority, a West Virginia statutory corporation, on behalf of the corporation.

          My commission expires:   July 26, 1999       .

                                        Sharon P. Gartner
                                        NOTARY PUBLIC

STATE OF   Virginia ,
COUNTY OF   Frederick , to-wit:

          The foregoing instrument was acknowledged before me this 23rd day of November, 1998, by Glenn Eanes, Treasurer of American
Woodmark Corporation, a Virginia corporation, on behalf of the corporation.

          My commission expires:   April 30, 1999

                                        Brenda Lee Clark
                                        NOTARY PUBLIC

[SEAL]

                                      BRENDA LEE CLARK
                                      NOTARY PUBLIC, STATE OF VIRGINIA
                                      My Commission Expires April 30,
                                      1999

                                   SCHEDULE B

                     BASIC RENT AND BASIC RENT PAYMENT DATES


         The Basic Rent Payment Dates shall be on the 1st day of each February and August. After November 25, 1998, the Basic Rent shall be payable, in seventeen (17) equal semi-annual payments of principal and interest payable in advance on the first day of each six-month period commencing February 1, 1999. Tenant shall pay Basic Rent in an amount equal to the amount necessary to fully amortize a loan in the principal amount of $5,275,599.41 (the "Investment") together with
 (i) interest calculated on the principal amount of $3,775,599.41 ("Primary Investment") at the rate of 5.0% per annum (the "Variable Rate") and (ii) interest calculated on the principal amount of $1,500,000.00 at the fixed rate of 6.18% per annum for the period from (and including) November 25, 1998 over the remaining term of the Lease. Thus, before any adjustment occurs as described below, each installment of Basic Rent shall equal $390,102.02; provided however, on November 25, 1998. Tenant shall pay Basic Rent in an amount equal to $17,016.16 adjusting the Basic Rent Payment applicable to the $1,500,000.00 investment at the rate of 6.18% per annum for the period from (and including) November 25, 1998 to (and including) January 31, 1999.

     Either Lessor or Lessee may elect to adjust the Basic Rent as of each successive fifth (5th) anniversary date of the first day of the first full calendar month following the Commencement Date (an "Adjustment Date," and the first possible Adjustment Date being August 1, 1992) by giving notice of election to adjust the Variable Rate applied to the Primary Investment to the other within thirty (30) days following each such Adjustment Date. If notice of election to adjust is given by either Lessor or Lessee, the Basic Rent due on and after the Adjustment Date (and until and unless further adjustment occurs on a subsequent Adjustment Date) shall be that amount necessary to fully amortize the purchase price applicable an the date before the Adjustment Date as determined by reference to Schedule C (and recognizing that Schedule C will be revised after each adjustment in Basic Rent) together with (i) interest calculated on the outstanding principal amount of the Primary investment at the "Adjusted Rate" (as hereafter defined) per annum eye the then remaining Term and (ii) interest calculated on the outsmarting principal amount of the $1,500,000.00 investment continuing at the fixed rate of 6.18% per annum over the remaining Term, all payable in advance on the first day of each six-month period commending with the then current Adjustment Date.

         The Adjusted Rate shall equal the sum of (i) the product of 75% multiplied by the "Prime Rate" announced as such (or any equivalent term hereafter utilized by such publications) by The Wall Street Journal to be the Prime Rate (i.e. the base rate on corporate loans at large U.S. money center commercial banks) as of the Adjustment Date (or as of the first day following the Adjustment Date on which The Wall Street Journal shall be published if not published as of the Adjustment Date) plus (ii) 0.5% per annum. If the Prime Rate is expressed as a "spread" or range of rates, the Prime Rate shall be deemed to be the higher of the two interest rates quoted. Thus, for examples if the Prime Rate shall be deemed to be the higher of the two interest rates quoted. Thus, for example if the Prime Rate were 9% as of the first Adjustment Date and either party elected to adjust the Basic Rent, the Adjusted Rate would be 6.5% and the adjusted Basic Rent as of the thirty-first Adjustment Date and thereafter until the next adjustment would be $400,879.66 per six-month.

         In no event shall the Adjusted Rate ever increase or decrease, by more than 2% per annum from the Adjusted Rate theretofore in effect (it being understood that until the first adjustment occurs, the Adjustment Rate on the Primary Investment for purposes of this sentence and the following sentence only shall be 6.875% per annum. Thus, if the Basic Rent was adjusted as of each Adjustment Date and if a maximum 2% per annum increase in the Adjusted Rate were to result as of each Adjustment Date, the Adjusted Rate on the Primary Investment would equal 12.875% per annum as of the last five years of the Term; and if the Basic Rent was adjusted as of each Adjustment Date, the Adjusted Rate on the Primary Investment would equal 0.875% per annum as of the last five years of the Term.

                                   SCHEDULE B
                                   (continued)

         If The Wall Street Journal ceases to be published or ceases to be a source of quotation of the Prime Rate, then there shall be substituted such other nationally published source as Lessor and Lessee shall agree, or if they cannot agree, the matter may be submitted by either party to binding arbitration in accordance with the rules of the American Arbitration Association. Inasmuch as the Adjusted Rate will be determined (if at all) after the relevant Adjustment Rate when the adjusted level of Basic Rent takes effect, until the adjusted amount of Basic Rent is finally determined, Lessee shall pay Basic Rent on the Adjustment Date in the amount in effect before the Adjustment Date. If, as a consequence of the adjustment, the amount of Basic Rent increases, Lessee shall pay the amount of the increase within thirty (30) days after notice from Lessor as to the new amount. If, as a consequence at the adjustment, the amount of Basic Rent decreases, the excess in Basic Rent paid by Lessee on the Adjustment Date shall be reimbursed by Lessor to Lessee within thirty
(30) days after notice from Lessee as to the new amount.

                                   SCHEDULE C

    After Basic     March 30, 1992
    Rent Payment Amended Applicable  November 20, 1998  Amended Applicable
         Number    Purchase Price        Amendment       Purchase Price
         ------    --------------      ------------      --------------
Prior to Closing    $3,775,599.41
   After Closing    $3,775,599.41     1,500,000.00       5,275,509.41
           24        3,594,643.39     1,431,693.99       5,026,237.38
           25        3,409,163.46     1,361,074.23       4,770,217.69
           26        3,219,046.64     1,288,375.42       4,507,421.95
           27        3,024,176.69     1,213,430.21       4,237,606.90
           28        2,824,435.10     1,136,169.19       3,960,604.29
           29        2,610,699.96     1,056,520.81       3,676,220.77
           30        2,409,848.45       974,411.29       3,384,257.75
          *31        2,194,746.60       889,764.59       3,084,511.20
           32        1,974,269.26       802,502.31       2,776,771.57
           33        1,748,279.98       712,543.62       2,460,823.60
           34        1,516,640.97       619,806.21       2,136,446.18
           35        1,279,210.99       524,201.18       1,803,412.16
           36        1,035,845.25       425,642.98       1,461,488.23
           37          786,395.37       324,039.34       1,110,434.71
           38          530,709.25       219,296.15         750,005.39
           39          268,630.97       111,316.39         379,947.36
           40                1.00             0.00               1.00

 *The 31st Basic Rent due date is the final Adjustment Date and the March 30, 992 Amended Applicable Purchase Prices set forth above assume (as to the purchase prices applicable after Basic Rent Payment Number 31) that no adjustment in Basic Rent has occurred.

  If there is an adjustment in Basic Rent as described in Schedule B, this Schedule C shall be likewise adjusted as to the purchase prices applicable on and after the Adjustment Date relative to the March 30,1992 Amended Applicable Purchase Price so that the purchase price schedule resulting will equal the unpaid principal balance from time to time of a loan made on the relevant Adjustment Date in the amount of the purchase price applicable to the day before such Adjustment Date and amortized by level semi-annual payments of principal and interest in the amount of the adjusted Basic Rent and first paid on the Adjustment Date. Thus, in continuation of the example described in Schedule B, if the adjusted Basic Rent as of the 31st Adjustment Date were $400,879.66 the revised Schedule C would appear as follows:

 Hypothetical Example of Revised Schedule C:

    After Basic     March 30, 1992
    Rent Payment Amended Applicable  November 20, 1998   Amended Applicable
         Number    Purchase Price      Amendment         Purchase Price
         ------    --------------      ---------         --------------
          *31      $ 2,202,042.81     $ 889,764.59       $ 3,091,807.41
           32        1,987,485.65       802,502.31         2,789,987.86
           33        1,766,955.19       712,543.62         2,478,498.80
           34        1,537,225.08       619,805.21         2,157,030.29
           35        1,301,061.24       524,201.18         1,825,262.42
           36        1,057,222.08       425,642.96         1,482,865.07
           37          805,458.15       324,038.34         1,129,497.49
           38          545,511.89       219,296.15           764,808.04
           39          277,117.38       111,316.39           388,433.77
           40                1.00             0.00                 1.00